Exhibit 99.1

Aircom Pacific Signs Firm Agreement with Airbus

FREMONT, Calif., Dec 03, 2018 /PRNewswire/ -- Aerkomm Inc. (“Aerkomm”) (OTCQB: AKOM), a provider of in-flight broadband entertainment and connectivity solutions, today announced that its wholly owned subsidiary, Aircom Pacific, Inc. (“Aircom”), has entered into a firm agreement with Airbus for the development by Airbus of a complete solution to install Aircom’s “AERKOMM®K++” In-Flight Entertainment and Connectivity (“IFEC”) system. The agreement supercedes a memorandum of understanding that was signed by Aircom and Airbus in March 2018.

Once the Aerkomm®K++ system has been certified with Airbus design organization approval and has obtained the relevant certifications from aviation regulators, the AERKOMM®K++ system will become available for installation on Airbus Corporate Jets (“ACJ”) single aisle aircraft as well as Airbus’ airline commercial aircraft equivalents for post delivery modification.

“This agreement is a milestone for our company,” Mr. Jeffrey Wun, CEO of Aerkomm, commented. “Having this firm agreement with Airbus in place, we now have a time frame for the regulatory approval and commercialization of our IFEC AERKOMM®K++ system. As important, this agreement with Airbus reflects an affirmation of our technology by aviation industry leaders such as Airbus. Further, now that our IFEC system will have an approved retrofit solution by Airbus, we expect that the aviation industries in countries such as China will be more likely to accept our IFEC products for their registered aircraft. We look forward to the ongoing development of this collaboration with Airbus.”

More details about this agreement can be found in the company’s filings with the U.S. Securities and Exchange Commission.

About Aerkomm Inc.

Aerkomm Inc. (OTCQB: AKOM), operating through its wholly owned subsidiary, Aircom Pacific, Inc., is a development stage service provider of in-flight entertainment and connectivity solutions for the airline industry. The Company strives to become a leading provider of a wide range of in-flight broadband entertainment and connectivity services, including Wi-Fi connectivity, cellular networks, movies, gaming, live television, and music. Aerkomm aims to reshape the market for in-flight entertainment and connectivity services by offering on-board connectivity to its prospective airline partners and passengers for free, generating revenue through advertising and on-board transactions.

More information about Aerkomm is available at www.aerkomm.com.

Safe Harbor Statement

This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Registration Statement on Form S-1 filed with the Securities and Exchange Commission (SEC File No. 333-222208) on December 20, 2017, as declared effective on May 7, 2018 and supplemented to date. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Contact:

Rose Zu

ICR Inc

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